EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED OCTOBER 3, 2017

Paychex, Inc. Reports First Quarter Results

October 3, 2017

First Quarter Fiscal 2018 Highlights

•	Total revenue increased 4% to $816.8 million.
•	Total service revenue also increased 4% to $803.1 million.
o	Payroll service revenue increased 2% to $457.8 million.
o	Human Resource Services revenue increased 7% to $345.3 million.
•	Operating income increased 7% to $345.0 million.
•	Net income increased 5% to $227.8 million and adjusted net income(1) increased 9% to $222.8 million.
•	Diluted earnings per share increased 5% to $0.63 per share and adjusted diluted earnings per share(1) increased 11% to $0.62 per share.

(1) Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 3 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measure of net income and diluted earnings per share.

Rochester, N.Y., (October 3, 2017) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $803.1 million for the three months ended August 31, 2017 (the “first quarter”), an increase of 4% from $773.5 million for the same period last year.  Net income and diluted earnings per share each increased 5% to $227.8 million and $0.63 per share, respectively, for the first quarter.    Adjusted net income increased 9% to $222.8 million and adjusted diluted earnings per share increased 11% to $0.62 per share for the first quarter.

Martin Mucci, President and Chief Executive Officer, commented,  “We posted solid growth across our major human capital management (“HCM”) product lines in the first quarter, in particular our comprehensive human resource (“HR”) outsourcing solutions and our cloud-based time and attendance products continue to perform well.

We continued to experience strong demand for our HR outsourcing solutions.  This demand, along with our recently announced acquisition of HR Outsourcing, Inc. (“HROI”), a national professional employer organization (“PEO”) serving small- to mid-sized businesses,  positions us for continued growth.  We announced the acquisition of HROI on August 21, 2017.  We believe this acquisition affirms our strong presence in the PEO industry and demonstrates our continued commitment to providing our clients with industry-leading HR solutions.”

Payroll service revenue was $457.8 million for the first quarter, a  2% increase compared to the same period last year.  The increase was primarily driven by growth in revenue per check, which improved as a result of price increases, net of discounts.

Human Resource Services (“HRS”) revenue was $345.3 million for the first quarter, an increase of 7% compared to the same period last year. HRS revenue growth was primarily driven by increases in our client base across most major HCM services, including: comprehensive HR outsourcing services; retirement services; time and attendance; and insurance services.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our PEO.  Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds as well as an increase in the number of plans served.  Insurance services revenue benefited from an increase in the number of health and benefit applicants, coupled with higher average premiums for our workers’ compensation insurance services.  The growth rate for the first quarter has been tempered due to a challenging comparison to the prior year period, which benefited from tailwinds resulting from the implementation of the Affordable Care Act.  HROI contributed less than 1% to the growth in HRS revenue for the first quarter.

Interest on funds held for clients increased 14% to $13.7 million for the first quarter, compared to the same period last year. The increase resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were relatively flat for the first quarter as the impact from wage inflation was offset by a decrease in checks per client.

Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2017	2016	Change
Average investment balances:
Funds held for clients	$3,786.6	$3,790.9	—%
Corporate investments	$929.8	$967.6	(4)%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.4%	1.3%
Corporate investments	1.2%	1.0%

Total net realized gains	$—	$0.1

Total expenses increased 2% to $471.8  million for the first quarter compared to the same period last year.  The increase in total expenses was primarily driven by our investments in technology along with continued growth in our PEO.  Acquisition-related costs also contributed to total expense growth during the first quarter.

Operating income increased 7% to $345.0 million for the first quarter compared to the same period last year.  Operating income, as a percent of total revenue, was 42.2% for the first quarter,  compared with 41.1% for the same period last year.

Our effective income tax rate was 34.4% for the first quarter compared to 33.0% for the same period last year.  The effective income tax rates in both periods were impacted by recognition of net discrete tax benefits related to employee stock-based compensation payments. The net discrete tax benefit recognized for the prior year period was higher as both our stock price and employee stock option exercises were higher for that period.

Financial Position and Liquidity

Our financial position as of August 31, 2017 remained strong with cash and total corporate investments of $851.4 million.  Our primary source of cash is generated from our ongoing operations.  Short-term borrowings totaled $57.2 million as of August 31, 2017.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of August 31, 2017, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, dividend payments, and business acquisitions, if any, for the foreseeable future.

Cash flows from operations were $343.6 million for the first quarter, an increase of 17% from the same period last year.  Operating cash flows were higher due to higher net income along with positive cash flow impacts from timing related to income taxes and PEO payroll accruals and unbilled receivables, which can fluctuate based on timing of period end compared to payroll check dates.

During the first quarter, we repurchased 1.6 million shares of our common stock for a total of $94.1 million.  No shares were repurchased during the prior year period.  In addition, in July 2017, the Board of Directors approved a 9% increase in the quarterly dividend to shareholders to $0.50 per share from $0.46 per share.

Non-GAAP Financial Measures

	For the three months ended
	August 31,
$ in millions	2017	2016	Change
Net income	$227.8	$217.4	5%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments	(5.0)	(13.2)
Total non-GAAP adjustments	(5.0)	(13.2)
Adjusted net income	$222.8	$204.2	9%

Diluted earnings per share	$0.63	$0.60	5%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments	(0.01)	(0.04)
Total non-GAAP adjustments	(0.01)	(0.04)
Adjusted diluted earnings per share	$0.62	$0.56	11%

In addition to reporting net income and diluted earnings per share, U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share both exclude the additional tax benefit or shortfall related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.  We believe presenting net income and diluted earnings per share excluding this particular discrete tax item allows a better understanding of our core business performance.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of GAAP and are not a required form of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2018 (“fiscal 2018”) is based upon current market, economic, and interest rate conditions continuing with no significant changes.  We have updated our guidance as a result of our acquisition of HROI and to reflect the net discrete tax benefit related to employee stock-based compensation payments recognized in the first quarter.  Our updated guidance is as follows:

•	HRS revenue is anticipated to increase in the range of 12% to 14%;
•	Total revenue is expected to grow approximately 6%;
•	Operating income as a percent of total revenue is anticipated to be in the range of 39% to 40%; and
•	The effective income tax rate is anticipated to be in the range of 35.0% to 35.5%.

Other aspects of our guidance for fiscal 2018 remain unchanged from what we provided previously.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the first quarter within the next few days, and it will be available at http://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties  may access the webcast of our Earnings Release Conference Call, scheduled for October 3, 2017 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000  payroll clients as of May 31, 2017 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter  (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;

•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potentially unfavorable outcomes related to pending or future legal matters; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended
	August 31,
	2017	2016	Change
Revenue:
Payroll service revenue	$457.8	$450.9	2%
Human Resource Services revenue	345.3	322.6	7%
Total service revenue	803.1	773.5	4%
Interest on funds held for clients (1)	13.7	12.0	14%
Total revenue	816.8	785.5	4%
Expenses:
Operating expenses	232.1	225.1	3%
Selling, general and administrative expenses	239.7	237.4	1%
Total expenses	471.8	462.5	2%
Operating income	345.0	323.0	7%
Investment income, net (1)	2.1	1.5	38%
Income before income taxes	347.1	324.5	7%
Income taxes	119.3	107.1	11%
Net income	$227.8	$217.4	5%

Basic earnings per share	$0.63	$0.60	5%
Diluted earnings per share	$0.63	$0.60	5%
Weighted-average common shares outstanding	358.9	361.0
Weighted-average common shares outstanding, assuming dilution	361.3	364.1
Cash dividends per common share	$0.50	$0.46

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	August 31,	May 31,
	2017	2017
ASSETS
Cash and cash equivalents	$234.4	$184.6
Corporate investments	133.8	138.8
Interest receivable	32.0	35.9
Accounts receivable, net of allowance for doubtful accounts	538.6	507.5
Prepaid income taxes	—	45.0
Prepaid expenses and other current assets	81.6	58.3
Current assets before funds held for clients	1,020.4	970.1
Funds held for clients	4,953.1	4,301.9
Total current assets	5,973.5	5,272.0
Long-term corporate investments	483.2	454.0
Property and equipment, net of accumulated depreciation	328.6	337.2
Intangible assets, net of accumulated amortization	79.2	57.6
Goodwill	698.0	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	32.1	30.9
Total assets	$7,619.5	$6,833.7

LIABILITIES
Accounts payable	$74.6	$57.2
Accrued compensation and related items	277.0	280.5
Accrued income taxes	4.1	—
Short-term borrowings	57.2	—
Deferred revenue	24.7	22.9
Other current liabilities	100.0	91.9
Current liabilities before client fund obligations	537.6	452.5
Client fund obligations	4,918.1	4,272.6
Total current liabilities	5,455.7	4,725.1
Accrued income taxes	47.9	45.6
Deferred income taxes	95.4	33.9
Other long-term liabilities	76.7	73.8
Total liabilities	5,675.7	4,878.4

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 358.9 shares as of August 31, 2017 and 359.4 shares as of May 31, 2017	3.6	3.6
Additional paid-in capital	1,072.1	1,030.0
Retained earnings	843.7	901.7
Accumulated other comprehensive income	24.4	20.0
Total stockholders’ equity	1,943.8	1,955.3
Total liabilities and stockholders’ equity	$7,619.5	$6,833.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the three months ended
	August 31,
	2017	2016
OPERATING ACTIVITIES
Net income	$227.8	$217.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	32.0	29.7
Amortization of premiums and discounts on available-for-sale securities, net	17.1	18.6
Stock-based compensation costs	8.7	9.1
Provision for deferred income taxes	59.2	14.1
Provision for allowance for doubtful accounts	0.7	1.2
Net realized gains on sales of available-for-sale securities	—	(0.1)
Changes in operating assets and liabilities:
Interest receivable	3.9	4.4
Accounts receivable	(15.4)	(78.1)
Prepaid expenses and other current assets	28.2	6.6
Accounts payable and other current liabilities	(19.2)	60.9
Net change in other long-term assets and liabilities	0.6	10.9
Net cash provided by operating activities	343.6	294.7
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(8,646.7)	(14,777.0)
Proceeds from sales and maturities of available-for-sale securities	8,892.0	14,920.3
Net change in funds held for clients’ money market securities and other cash equivalents	(929.7)	257.3
Purchases of property and equipment	(18.0)	(20.3)
Acquisition of businesses, net of cash acquired	(8.2)	—
Purchases of other assets	(0.4)	—
Net cash (used in)/provided by investing activities	(711.0)	380.3
FINANCING ACTIVITIES
Net change in client fund obligations	645.5	(567.8)
Net proceeds from short-term borrowings	57.2	51.3
Dividends paid	(179.1)	(166.3)
Repurchases of common shares	(94.1)	—
Activity related to equity-based plans	(12.3)	6.3
Net cash provided by/(used in) financing activities	417.2	(676.5)
Increase/(decrease) in cash and cash equivalents	49.8	(1.5)
Cash and cash equivalents, beginning of period	184.6	131.5
Cash and cash equivalents, end of period	$234.4	$130.0

© 2017 Paychex, Inc.